Exhibit 99.1

Access National Bank is Expanding into Alexandria

New Office Opening in Late Summer

RESTON, Va.--(BUSINESS WIRE)--May 17, 2016--Access National Bank is pleased to announce the expansion of its branch network into Alexandria. The new office, located in the Carlyle District at 2050 Ballenger Avenue — steps away from the US Eastern District Courthouse and the USPTO main campus — will open in late summer of 2016, pending customary approval by the OCC.

The opening of the Alexandria Banking Center marks the bank’s sixth regional office designed to serve the business and nonprofit community. Access National Bank has extensive experience serving several key industries including CPA Firms, Legal Services, Medical Practices, National Trade Associations, Nonprofits and Government Contractors. As one of the most active SBA lenders in the region historically, the Bank has already established significant Alexandria clientele and is honored to be nominated for the 2016 Alexandria Chamber Business Awards. This track record, coupled with a reputation for business banking excellence, serves as a catalyst for continued growth.

Veteran Alexandria banker and market expert, John McManus, is actively leading the commercial banking efforts as Senior Vice President of Client Services and can be reached at (703) 871-1808 or jmcmanus@accessnationalbank.com. The Alexandria Banking Center will be a full-service location with hours from 9:00 a.m. until 5:00 p.m., Monday – Friday, or by appointment.

"Market reception to Access has been remarkable," commented John McManus. "We’ve been able to effectively serve numerous local businesses and national nonprofits while also winning new relationships through our customized approach to serving clients through an array of innovative deposit and lending products. Core Values of Innovation, Integrity, Efficiency, Tailored Service and Opportunity position Access as an attractive alternative to what are too often stagnant banking relationships that are focused on the needs of the bank as opposed to the needs of the client. We look forward to further contributing to the vibrant Alexandria economy."

Access National Bank was founded in 1999 by professional bankers and business people. It is an independent, nationally chartered bank based in Reston, Virginia that serves the Greater Washington DC Metropolitan area. Access National Bank is a subsidiary of Access National Corporation and trades on the NASDAQ Global Market under the symbol “ANCX”. Additional information is available at www.AccessNationalBank.com. Member FDIC.

CONTACT:
Access National Bank
Michael W. Clarke, 703-871-2100